PRESS RELEASE
FOR IMMEDIATE RELEASE
Southern Community Financial Corporation
Reports Increased Net Income and Strong Fundamentals for the Year Ended 2005.
     Winston-Salem, North Carolina, January 31, 2006 — Southern Community Financial Corporation (NASDAQ: SCMF and SCMFO) (the “Company”), the parent of Southern Community Bank and Trust, reported operating results for the fourth quarter and year ended December 31, 2005. For the year ended December 31, 2005, net income rose to $8.2 million representing an increase of 1.0% over the $8.1 million earned for the same period in 2004. Fully diluted earnings per share in 2005 of $0.45 was unchanged from a year ago. For the fourth quarter ended December 31, 2005, the Company reported net income of $2.0 million, or $0.11 per diluted share compared to net income of $2.4 million, or $0.13 per diluted share for the fourth quarter of 2004.
          Significant milestones achieved during 2005:
➢	Opened a regional banking office in Greensboro on December 19, 2005;

➢	Expanded ATM network into eight new counties in North Carolina;

➢	Began construction of a banking office in Mooresville, a rapidly growing community of the Charlotte region;

➢	Announced the opening of a loan production office in Raleigh;

➢	Achieved loan growth of $72.7 million or 9.1% for the year;

➢	Maintained sound credit underwriting standards, and significantly improved credit quality measures;

➢	Successfully executed programs to increase deposits, resulting in deposit growth of $95.4 million or 11.3% from December 31, 2004;

➢	Repurchased a total of 460,800 shares under programs announced in March and September, which authorized the repurchase of up to 300,000 and 600,000 shares of common stock, respectively;

➢	Paid an annual cash dividend of $0.12 per share on March 15, 2005, an increase of 9% over the prior year’s dividend, and quarterly dividends of $0.03 per share each on June 1, September 1, and December 1, 2005.
     Net interest income for the fourth quarter of $9.7 million was up 6.7%, compared with $9.1 million reported in the comparable quarter of 2004. For the year ended December 31, 2005, net interest income increased to $37.1 million from $35.0 million, a rise of 6.1%. The increase in net interest income was driven by loan growth and by the decreased reliance on borrowings resulting from strong deposit growth. For the year, the net interest margin contracted 10 basis points, from 3.31% in 2004 to 3.21% in 2005. On a linked quarter basis, the net interest margin expanded by 16 basis points to 3.27% in the fourth quarter of 2005 versus the 3.11% reported in the third quarter. The expansion was due in part to the sale of lower yielding investment securities and strong deposit generation.
     Toward the end of the fourth quarter of 2005, the Company sold approximately $11.7 million of securities with a weighted average yield of 2.59%, at a loss of $322 thousand, in order to improve yields by using the proceeds to fund loan growth. At this time, management estimates that it will recover the loss through increased earnings from improved yields over the next 8 to 12 months.
     Non-interest income was $2.3 million during the fourth quarter of 2005, which represents an increase of 1.9% from non-interest income of $2.2 million reported in the comparable period in 2004. As for the twelve months ended December 31, 2005, non-interest income was $7.8 million as compared to the $7.4 million reported in the corresponding period of 2004, an increase of 5.3%. Growth in non-interest income during 2005 resulted principally from continued strength in deposit and other retail banking fees. Non-interest income for the fourth quarter was impacted positively from gains of $660 thousand from the company’s investment in Salem Capital Partners the Company’s affiliated Small Business Investment Company, offset somewhat by the $322 thousand loss on bond sales.
     Non-interest expense for the year increased by 13.8% over the twelve months ended December 31, 2004 and totaled $31.3 million in 2005 compared to $27.5 million in the year ago period, reflecting continued growth and investment in the expansion of the franchise. Non-interest expenses were also impacted by a higher level of professional fees associated with the first year of compliance with Sarbanes-Oxley Section 404, and expenses incurred in the first quarter of 2005 related to the departure of two former members of senior management. The Company has undertaken initiatives in slowing the growth of non-interest expenses; however, non-interest expenses will be impacted in 2006 by increased occupancy and personnel costs from branch expansion in Greensboro, Raleigh and Mooresville, and a new operations facility to be acquired in the first half of the year.
     As of December 31, 2005, the Company reported total assets of $1.3 billion, an increase of $63.2 million, or 5.2% year-over-year driven primarily by increases in the loan portfolio. The Bank’s loan portfolio increased to $868.8 million, an increase of $72.7 million, or 9.1% over the amount reported on December 31, 2004. Total deposits grew to $940.6 million at December 31, 2005, an increase of $44.0 million over the prior quarter and an increase of $95.4 million from the year ago period.
     The Company continued its history of solid loan growth, while maintaining sound credit quality standards as asset quality measures improved significantly from the same period one year ago as well as the previous quarter. Non-performing loans declined to $1.4 million or 0.16% of total loans at year end, in comparison with $3.8 million or 0.44% of total loans as reported for September 30, 2005, and $2.2 million or 0.27% of total loans at year end 2004. Net charge-offs as a percentage of average loans were 0.17% for the quarter ended December 31, 2005, improving 3 basis points compared with the 0.20% reported in the year ago period. The Company’s allowance for loan losses equaled $11.8 million, or 1.36% of total loans and 837% of non-performing loans at December 31, 2005.
     At December 31, 2005, stockholders’ equity totaled $135.4 million and represented 10.53% of total assets. Stockholders’ equity decreased $1.5 million or 1.1% from $136.9 million for the year ago period influenced primarily by the implementation of the Company’s stock repurchase plans, an increase in unrealized losses on investment securities and the payment of cash dividends. Regulatory capital ratios are all well in excess of the “well-capitalized” threshold.
     Southern Community Financial Corporation Chairman and Chief Executive Officer F. Scott Bauer commented, “Our 2005 financial results were dampened somewhat by the difficult interest rate environment and unusual expenses, and our balance sheet repositioning. We are pleased with the progress made this year in continuing to build a quality franchise for the future. We improved our already stellar credit quality and significantly strengthened risk management. Southern Community is a strong, sound, competitive institution well-positioned for the long term.”
     “As we enter 2006, the interest rate environment is expected to continue to be challenging. We have reduced the level of our investment portfolio, and are focused on managing our balance sheet and slowing the growth of non-interest expenses. Significant progress is being made with a focus on deposit generation to further reduce funding costs.”
     “Our entire team wishes to thank our customers and shareholders for their support. We have built a solid foundation for continued success and are excited about our future.”
     Southern Community Financial is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank with nineteen banking offices throughout the Piedmont Triad region of North Carolina.
     Southern Community Financial Corporation’s common stock and trust preferred securities are listed on the NASDAQ National Market under the trading symbols SCMF and SCMFO, respectively. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.
     This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the Company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.
     For additional information:

     F. Scott Bauer, Chairman/CEO
     David W. Hinshaw, CFO
     336/768-8500

Southern Community Financial Corporation
(Dollars in thousands except per share data)
(Unaudited)

	For the three months ended					Twelve Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2005	2005	2005	2005	2004	2005	2004

Income Statement

Total Interest Income	$18,669	$17,534	$16,554	$15,340	$14,744	$68,097	$54,656
Total Interest Expense	8,988	8,301	7,368	6,304	5,674	30,961	19,657

Net Interest Income	9,681	9,233	9,186	9,036	9,070	37,136	34,999

Provision for Loan Losses	380	(300)	475	395	350	950	2,239

Net Interest Income after Provision for Loan Losses	9,301	9,533	8,711	8,641	8,720	36,186	32,760

Non-Interest Income
Service Charges on Deposit Accounts	1,038	970	908	839	1,109	3,755	3,502
Other Income	1,254	936	946	907	1,140	4,043	3,904

Total Non-Interest Income	2,292	1,906	1,854	1,746	2,249	7,798	7,406

Non-Interest Expense
Salaries and Employee Benefits	4,389	3,794	3,881	3,978	3,297	16,042	13,749
Occupancy and Equipment	1,614	1,458	1,372	1,342	1,217	5,786	4,352
Other	2,530	2,294	2,090	2,577	2,633	9,491	9,419

Total Non-Interest Expense	8,533	7,546	7,343	7,897	7,147	31,319	27,520

Income Before Taxes	3,060	3,893	3,222	2,490	3,822	12,665	12,646
Provision for Income Taxes	1,019	1,421	1,152	890	1,469	4,482	4,544

Net Income	$2,041	$2,472	$2,070	$1,600	$2,353	$8,183	$8,102

Net Income per Share
Basic	$0.12	$0.14	$0.12	$0.09	$0.13	$0.46	$0.47
Diluted	$0.11	$0.14	$0.11	$0.09	$0.13	$0.45	$0.45

	December 31,	September 30,	June 30,	March 31,	December 31,
	2005	2005	2005	2005	2004

Balance Sheet

Assets
Cash and due from Banks	$24,606	$22,449	$31,129	$19,560	$17,758
Federal Funds Sold & Int Bearing Balances	648	794	752	1,755	80
Investment Securities	291,916	315,493	328,802	315,627	312,909

Loans	868,827	856,839	845,847	809,733	796,103
Allowance for Loan Losses	(11,785)	(11,773)	(12,365)	(12,133)	(12,537)

Net Loans	857,042	845,066	833,482	797,600	783,566

Bank Premises and Equipment	31,259	30,283	28,943	28,138	28,325
Goodwill	49,792	49,603	49,603	49,603	50,135
Other Assets	30,261	34,383	32,976	31,640	29,588

Total Assets	$1,285,524	$1,298,071	$1,305,687	$1,243,923	$1,222,361

Liabilities and Stockholders’ Equity
Deposits
Non-Interest Bearing	111,226	105,660	112,764	96,917	98,520
Money market, savings and NOW	315,112	272,546	247,149	252,744	236,121
Time	514,263	518,406	509,917	487,375	510,587

Total Deposits	940,601	896,612	869,830	837,036	845,228

Borrowings	201,737	253,096	290,113	263,622	233,141
Accrued Expenses and Other Liabilities	7,780	11,904	9,973	8,241	7,086

Total Liabilities	1,150,118	1,161,612	1,169,916	1,108,899	1,085,455

Total Stockholders’ Equity	135,406	136,459	135,771	135,024	136,906

Total Liabilities and Stockholders’ Equity	$1,285,524	$1,298,071	$1,305,687	$1,243,923	$1,222,361

Book Value per Share	$7.69	$7.69	$7.61	$7.53	$7.68

	As of or for the three months ended					As of or for the twelve months ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2005	2005	2005	2005	2004	2005	2004

Per Share Data:
Basic Earnings per Share	$0.12	$0.14	$0.12	$0.09	$0.13	$0.46	$0.47
Diluted Earnings per Share	$0.11	$0.14	$0.11	$0.09	$0.13	$0.45	$0.45
Book Value per Share	$7.69	$7.69	$7.61	$7.53	$7.68	$7.69	$7.68
Cash dividends paid	$0.03 (2)	$0.03 (2)	$0.03 (2)	$0.12 (1)	—	$0.21	$0.11

Selected Performance Ratios:
Return on Average Assets (annualized) ROA	0.62%	0.75%	0.65%	0.52%	0.78%	0.64%	0.69%
Return on Average Equity (annualized) ROE	5.94%	7.21%	6.15%	4.79%	6.93%	6.03%	6.20%
Return on Tangible Equity (annualized)	9.60%	11.63%	9.98%	7.82%	11.35%	9.77%	10.37%
Net Interest Margin	3.27%	3.11%	3.20%	3.27%	3.29%	3.21%	3.31%
Net Interest Spread	2.90%	2.76%	2.88%	2.98%	3.03%	2.88%	3.08%
Non-interest Income as a % of Revenue	19.14%	17.11%	16.79%	16.19%	19.87%	17.35%	17.46%
Non-interest Income as a % of Average Assets	0.71%	0.59%	0.59%	0.57%	0.74%	0.61%	0.63%
Non-interest Expense to Average Assets	2.59%	2.29%	2.32%	2.59%	2.36%	2.45%	2.36%
Efficiency Ratio	71.27%	67.74%	66.51%	73.24%	63.14%	69.70%	64.90%

Asset Quality:
Nonperforming Loans	$1,408	$3,752	$6,969	$7,910	$2,174	$1,408	$2,174
Nonperforming Assets	$1,688	$4,141	$7,284	$8,795	$3,259	$1,688	$3,259
Nonperforming Loans to Total Loans	0.16%	0.44%	0.82%	0.98%	0.27%	0.16%	0.27%
Nonperforming Assets to Total Assets	0.13%	0.32%	0.56%	0.71%	0.27%	0.13%	0.27%
Allowance for Loan Losses to Period-end Loans	1.36%	1.37%	1.46%	1.50%	1.57%	1.36%	1.57%
Allowance for Loan Losses to Nonperforming Loans (X)	8.37	3.14	1.77	1.53	5.77	8.37	5.77
Net Charge-offs to Average Loans (annualized)	0.17%	0.14%	0.12%	0.16%	0.20%	0.14%	0.19%

Capital Ratios:
Equity to Total Assets	10.53%	10.51%	10.40%	10.85%	11.20%	10.53%	11.20%
Tangible Equity to Total Tangible Assets (3)	6.77%	6.80%	6.69%	6.97%	7.21%	6.77%	7.21%

Average Balances:
Year to Date
Interest Earning Assets	$1,156,418	$1,150,666	$1,136,250	$1,120,520	$1,056,891
Total Assets	1,279,990	1,271,084	1,253,662	1,236,912	1,167,861
Gross Loans	837,467	828,846	816,161	805,497	742,433
Equity	135,728	135,567	135,290	135,476	130,656
Interest Bearing Liabilities	1,028,351	1,022,648	1,008,968	992,864	941,803

Quarterly
Interest Earning Assets	$1,173,485	$1,179,027	$1,151,807	$1,120,520	$1,098,094
Total Assets	1,306,416	1,305,360	1,270,228	1,236,912	1,213,674
Gross Loans	863,047	853,802	826,708	805,497	789,741
Equity	136,206	136,112	135,106	135,476	135,734
Interest Bearing Liabilities	1,045,272	1,049,562	1,024,895	992,864	978,696

Weighted Average Number of Shares Outstanding
Basic	17,676,048	17,851,787	17,907,360	17,867,222	17,809,365	17,825,152	17,298,285
Diluted	17,944,031	18,139,930	18,202,763	18,251,528	18,274,744	18,133,859	18,033,333
Period end outstanding shares	17,612,472	17,746,480	17,837,150	17,941,028	17,819,234

(1)	- Represents an annual dividend.

(2)	- Represents a quarterly dividend.

(3)	- Tangible Equity to Total Tangible Assets is period-ending equity less intangibles, divided by period-ending assets less period end intangibles.
Management provides the above non-GAAP measure, footnote (3) to provide readers with the impact of purchase accounting on this key financial ratio.